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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 11-K

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[X]  ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF
     1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER 1-9864...................................................

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           NEWPORT NEWS SHIPBUILDING
               SAVINGS (401(K)) PLAN FOR UNION ELIGIBLE EMPLOYEES

                             4101 WASHINGTON AVENUE
                          NEWPORT NEWS, VIRGINIA 23607

  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                  TENNECO INC.
                                TENNECO BUILDING
                              HOUSTON, TEXAS 77002

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  The following documents are being filed under cover of a Form SE dated June
28, 1994:

    1. Financial Statements as of December 31, 1993 and 1992 together with Auditors' Reports for the Newport News Shipbuilding Savings (401(k)) Plan for Union Eligible Employees;

    2. Exhibit Index required by Item 601 of Regulation S-K; and

    3. Consent of Independent Public Accountants.

  The CIK of Tenneco Inc. is 0000823549.
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                                   SIGNATURES

  The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Newport News Shipbuilding and Dry Dock Company Benefits Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          NEWPORT NEWS SHIPBUILDING
                                            SAVINGS (401(k)) PLAN FOR UNION
                                            ELIGIBLE EMPLOYEES


Date: June 29, 1994                       By:         JAMES D. HOOKER
                                             ---------------------------------
                                                      James D. Hooker
                                                Chairman of the Newport News
                                             Shipbuilding and Dry Dock Company
                                                    Benefits Committee